Exhibit 99.1
FOR IMMEDIATE RELEASE:

Editorial contacts:
Lance Allega
Oakley, Inc.
Director of Investor Relations
949/672-6985
lallega@oakley.com

Ron Parham
PondelWilkinson
Investor Relations Counsel
503/297-0202
rparham@pondel.com

OAKLEY ANNOUNCES TRANSITION OF CHIEF OPERATING OFFICER TO SENIOR STRATEGIC ADVISORY ROLE
Newly Created Position Works Directly with Chief Executive Officer

FOOTHILL RANCH, Calif., Sept. 20, 2006 — Oakley, Inc. (NYSE:OO) today announced that Link Newcomb has resigned as Chief Operating Officer and from the company’s Board of Directors, and will transition to the newly created role of Senior Advisor to the Chief Executive Officer. Mr. Newcomb joined Oakley in June 1994 as vice president of international sales and has served in a number of different capacities over his 12-year tenure, including chief operating officer since 1999.
     “Link has played an integral role building Oakley into one of the world’s most respected brands and companies,” said Scott Olivet, chief executive officer, Oakley, Inc. “His leadership, notable attention to detail, and perseverance for getting the job done has established an outstanding platform of operational excellence, and has helped to contribute to a culture that constantly seeks to redefine the norm.”
     “The opportunity to have played a significant contributory role and been involved in an amazing growth story has exceeded all my expectations,” said senior advisor to the CEO Link Newcomb, Oakley, Inc. “It’s been an absolute honor to have been part of a company as unique, talented and successful as Oakley and I look forward to participating in this next chapter with the management team. My new position allows me to continue to contribute to the company that is so special to me, while at the same time giving me the flexibility to pursue personal interests.”
     In his newly created role Mr. Newcomb will serve on a half-time basis and oversee important projects on the company’s behalf, including the re-branding of Sunglass Icon, Oakley’s sunglass specialty retail chain. Additionally, he will continue to fulfill advisory roles in the company’s finance, retail, and international business areas. All remaining day-to-day operational activities will shift to Chief Executive Officer Scott Olivet. At this time, there are no plans to replace the chief operating officer position.
About Oakley, Inc.
     Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through June 30, 2006 totaled US $691.1 million. Oakley, Inc. press releases, SEC filings and the company’s annual report are available at www.oakley.com.
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